Houston Wire & Cable Company Reports Record Fourth Quarter Sales for the Quarter Ended December 31, 2012

HOUSTON, TX -- (Marketwire - March 18, 2013) - Houston Wire & Cable Company (NASDAQ: HWCC) (the "Company") announced operating results for the fourth quarter and year ended December 31, 2012.

Selected highlights for the fourth quarter of 2012 compared to the prior year period:

  Record fourth quarter sales of $104.4 million, a 19.3% increase
  Net income of $4.4 million increased 43.2% from $3.1 million
  Diluted EPS of $0.25 increased 47.1% from $0.17 per share
  Declared a dividend of $0.09 cents per share
  Operating cash flow of $8.6 million or 197% of net income

Selected highlights for 2012:

  Sales of $393 million decreased 1% from $396.4 million in 2011
  Diluted EPS of $0.96 versus $1.11 in 2011
  Declared dividend totaling $0.36 cents per share
  Debt to equity ratio of 53.7%

Fourth Quarter Summary
Jim Pokluda, President and Chief Executive Officer commented, "I was extremely pleased with our team's strong year-end sales performance. Activity was solid for the entire quarter. Our 19.3% year-over-year sales increase was the result of steady MRO demand and an increase in project business in both electrical and steel wire rope end markets. I was also pleased with the sequential sales increase of 8.6%.

"Similar to prior quarter experiences, we continued to benefit from resurgence in demand in several major markets. Nevertheless, there remained regions that performed below our expectations as we believe industrial activity has not fully returned to pre-recession levels in all areas of the United States. Despite inconsistent market conditions and customer activity, several strategic markets including Oil & Gas, Power Generation and Industrials performed well. We added 88 new customers during the quarter, and sales of recently introduced new products such as specialty oil and gas cables and aluminum cables exceeded our internal expectations."

Gross margin fell to 21.1% as a result of higher project sales. Operating expenses were flat compared to the prior year period and up 0.9% or $0.1 million on a sequential basis, primarily due to the increased headcount. Operating margins reached 7.1%, up 100 basis points from 2011.

Interest expense of $0.3 million was flat with the prior year period. While average debt levels increased 14.7% from the fourth quarter of 2011, the effective interest rate declined by 17.5%, from 2.5% in 2011 to 2.0% in 2012. The effective tax rate for the quarter of 38.6% remained in line with the 2011 annual rate and with the 38.7% level in the comparable 2011 quarter.

Net income of $4.4 million, increased by 43.2% or $1.3 million, from the fourth quarter of 2011. Diluted earnings per share of $0.25 were up 47.1% from the $0.17 level in the prior year quarter.

Twelve month summary
Sales for the year were $393 million and metal adjusted sales grew approximately 3% over 2011. Sales activity within the six long-term growth initiatives of Power Generation, Environmental Compliance, Engineering & Construction, Industrials, Mechanical Wire Rope and LifeGuard™, our proprietary private-label product, remained active and were largely driven by multiple small to medium sized projects. As expected, the mega-projects experienced in 2011 did not recur; however, the absence of these projects was largely offset by increased activity in oil and gas extraction and transportation, investments in new products and additional sales and marketing resources.

We closed the year with a positive book to bill ratio and throughout the year experienced growth in transactional activity and opportunity pipeline. Project business was up 2% and our MRO business was off roughly 3% owing to continued inconsistent post-recession demand and geographic market strength.

Gross margin was off slightly for the year finishing at 22.1%, down 30 basis points from 2011. "While we were able to hold margins in the face of very competitive market conditions, lower margin project business impacted the fourth quarter and caused a slight decrease over 2011," said Mr. Pokluda.

Operating expenses increased by 4.6% or $2.6 million in the current year. Excluding the impact of the $1.7 million expense reversal in 2011 resulting from a stock compensation adjustment, operating expenses increased 1.6% or $0.9 million, primarily due to the impact of the higher headcount and higher consulting and professional fees.

Interest expense of $1.3 million was lower than the prior year's $1.4 million as average debt levels fell by 1.0% from $58.5 million in 2011 to $58.0 million in 2012 and interest rates decreased 10.4% from 2.3% to 2.1%. The effective tax rate for the year of 38.4% was the same as in 2011.

Net income for the period of $17.0 million fell 13.4% from the $19.7 million level in the prior year, or 8.6% from the $18.6 million level (excluding the impact of the stock compensation reversal).

Conference Call
The Company will host a conference call to discuss fourth quarter results on Monday, March 18, 2013 at 10:00 a.m., C.T. Hosting the call will be James Pokluda, President and Chief Executive Officer and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company's website www.houwire.com.

Approximately two hours after the completion of the live call, a telephone replay will be available until March 25, 2013.

Replay, Toll-Free #: (855) 859-2056
Replay, Toll #: (404) 537-3406
Conference ID # 22051643

About the Company
With over 35 years experience in the industry, Houston Wire & Cable Company is one of the largest providers of wire and cable in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the nation.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables, primary and secondary aluminum distribution cables, private branded products, including LifeGuard™, a low-smoke, zero-halogen cable, mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

Forward-Looking Statements
This release contains comments concerning management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company's Annual Report on Form 10-K and other documents filed with the SEC. These documents are available under the Investor Relations section of the Company's website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

                        Houston Wire & Cable Company
                        Consolidated Balance Sheets

                                                         December 31,
                                                   ------------------------
                                                       2012         2011
                                                   -----------  -----------
                                                     (In thousands, except
                                                          share data)

Assets
Current assets:
  Cash                                             $       274  $        --
  Accounts receivable, net                              65,892       59,731
  Inventories, net                                      84,662       69,517
  Deferred income taxes                                  2,455        2,268
  Income taxes                                              --        1,693
  Prepaids                                                 841          828
                                                   -----------  -----------
Total current assets                                   154,124      134,037

Property and equipment, net                              5,824        6,029
Intangible assets, net                                  11,967       13,700
Goodwill                                                25,082       25,082
Other assets                                               158          305
                                                   -----------  -----------
Total assets                                       $   197,155  $   179,153
                                                   ===========  ===========

Liabilities and stockholders' equity
Current liabilities:
  Book overdraft                                   $        --  $     2,270
  Trade accounts payable                                12,330       10,099
  Accrued and other current liabilities                 15,379       19,101
  Income taxes                                               5           --
                                                   -----------  -----------
Total current liabilities                               27,714       31,470

Debt                                                    58,588       47,967
Other long-term obligations                                103          128
Deferred income taxes                                    1,670        2,250
                                                   -----------  -----------
Total liabilities                                       88,075       81,815
                                                   -----------  -----------

Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000
   shares authorized, none issued and outstanding           --           --
  Common stock, $0.001 par value; 100,000,000
   shares authorized: 20,988,952 shares issued:
   17,899,499 and 17,811,806 shares outstanding at
   December 31, 2012 and 2011, respectively                 21           21
  Additional paid-in capital                            55,291       55,760
  Retained earnings                                    104,252       93,588
  Treasury stock                                       (50,484)     (52,031)
                                                   -----------  -----------
Total stockholders' equity                             109,080       97,338
                                                   -----------  -----------

Total liabilities and stockholders' equity         $   197,155  $   179,153
                                                   ===========  ===========

                        Houston Wire & Cable Company
                      Consolidated Statements of Income

                                Three Months Ended          Year Ended
                                   December 31,            December 31,
                             ----------------------- -----------------------
                                 2012        2011        2012        2011
                             ----------- ----------- ----------- -----------
                             (In thousands, except share and per share data)

Sales                        $   104,379 $    87,481 $   393,036 $   396,410
Cost of sales                     82,362      67,564     306,017     307,515
                             ----------- ----------- ----------- -----------
Gross profit                      22,017      19,917      87,019      88,895

Operating expenses:
  Salaries and commissions         7,611       7,511      30,013      28,053
  Other operating expenses         6,221       6,399      25,139      24,513
  Depreciation and
   amortization                      747         701       2,941       2,952
                             ----------- ----------- ----------- -----------
Total operating expenses          14,579      14,611      58,093      55,518
                             ----------- ----------- ----------- -----------

Operating income                   7,438       5,306      28,926      33,377
Interest expense                     323         325       1,252       1,424
                             ----------- ----------- ----------- -----------
Income before income taxes         7,115       4,981      27,674      31,953
Income taxes                       2,745       1,929      10,635      12,276
                             ----------- ----------- ----------- -----------
Net income                   $     4,370 $     3,052 $    17,039 $    19,677
                             =========== =========== =========== ===========

Earnings per share:
  Basic                      $      0.25 $      0.17 $      0.96 $      1.11
                             =========== =========== =========== ===========
  Diluted                    $      0.25 $      0.17 $      0.96 $      1.11
                             =========== =========== =========== ===========
Weighted average common
 shares outstanding:
  Basic                       17,735,998  17,685,489  17,723,277  17,679,524
                             =========== =========== =========== ===========
  Diluted                     17,825,976  17,798,404  17,815,401  17,801,134
                             =========== =========== =========== ===========

Dividend declared per share  $      0.09 $      0.09 $      0.36 $     0.355
                             =========== =========== =========== ===========

                        Houston Wire & Cable Company
                   Consolidated Statements of Cash Flows

                                                    Year Ended December 31,
                                                       2012         2011
                                                   -----------  -----------
                                                        (In thousands)
Operating activities
Net income                                         $    17,039  $    19,677

Adjustments to reconcile net income to net cash
 (used in) provided by operating activities:
  Depreciation and amortization                          2,941        2,952
  Amortization of capitalized loan costs                    18           14
  Amortization of unearned stock compensation            1,040         (707)
  Provision for doubtful accounts                          (19)          (9)
  Provision for returns and allowances                     (61)          66
  Provision for inventory obsolescence                     815          826
  (Gain) loss on disposals of property and
   equipment                                                (7)          (2)
  Deferred income taxes                                   (773)         283
  Changes in operating assets and liabilities:
    Accounts receivable                                 (6,081)       8,050
    Inventories                                        (15,960)      (2,840)
    Prepaids                                               (13)         (65)
    Other assets                                           129         (126)
    Book overdraft                                      (2,270)        (785)
    Trade accounts payable                               2,231       (9,888)
    Accrued and other current liabilities               (3,722)        (337)
    Long term liabilities                                  (25)         (13)
    Income taxes                                         1,685       (2,777)
                                                   -----------  -----------
Net cash (used in) provided by operating
 activities                                             (3,033)      14,319

Investing activities
  Expenditures for property and equipment               (1,005)      (1,319)
  Proceeds from disposals of property and
   equipment                                                 9          452
  Cash paid for acquisition                                 --         (343)
                                                   -----------  -----------
Net cash used in investing activities                     (996)      (1,210)

Financing activities
  Borrowings on revolver                               402,231      405,741
  Payments on revolver                                (391,610)    (412,599)
  Deferred loan cost                                        --         (100)
  Proceeds from exercise of stock options                  137          114
  Payment of dividends                                  (6,375)      (6,276)
  Excess tax benefit for options                            35           37
  Purchase of treasury stock                              (115)         (26)
                                                   -----------  -----------
Net cash provided by (used in) financing
 activities                                              4,303      (13,109)
                                                   -----------  -----------

Net change in cash                                         274           --
Cash at beginning of year                                   --           --
                                                   -----------  -----------

Cash at end of year                                $       274  $        --
                                                   ===========  ===========
Supplemental disclosures
  Cash paid during the year for interest           $     1,231  $     1,445
                                                   ===========  ===========

  Cash paid during the year for income taxes       $     9,762  $    14,732
                                                   ===========  ===========

CONTACT:
Nicol G. Graham
Chief Financial Officer
Direct: 713.609.2125
Fax: 713.609.2168
ngraham@houwire.com